Exhibit 99.1

PRESS RELEASE

Contact:

William B. Gerraughty, Jr., CFO

NMS Communications

508-271-1209

Bill_Gerraughty@nmss.com

NMS Communications Announces Pricing of Public Offering of Common Stock

Framingham, MA —March 12, 2004— NMS Communications (Nasdaq:NMSS) announced today that the public offering of 8,000,000 shares of its common stock was priced at $5.75 per share. All of the shares are being sold by NMS Communications from an existing shelf registration statement filed with the Securities and Exchange Commission.  NMS intends to use the net proceeds from the offering for general corporate purposes, which may include working capital, capital expenditures, potential acquisitions and repayment of its convertible subordinated notes due 2005.

First Albany Capital Inc. is acting as the sole book runner in this offering and Raymond James & Associates, Inc. is acting as joint lead manager.  America’s Growth Capital LLC is acting as co-manager.  NMS granted the underwriters an option to purchase up to an additional 1,200,000 shares of common stock to cover over-allotments, if any.

This offering of the shares of common stock may be made only by means of a prospectus, copies of which can be obtained from First Albany Capital Inc., Equity Capital Markets Syndicate, One Penn Plaza, 42nd Floor, New York, NY 10119 or by contacting Paula Pierro at 518-447-8576.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About NMS Communications

NMS Communications (NASDAQ:NMSS) is a leading provider of communications technologies and solutions, enabling new enhanced services and efficient networks that help its customers grow their revenues and profits.

Statements in this document expressing the beliefs and expectations of management regarding future performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations as of the date of this document and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to risks and uncertainties including, but not limited to, uncertainty in communications spending, the implementation of the Company’s strategic repositioning and market acceptance of the Company’s new solutions strategy, quarterly fluctuations in financial results, the Company’s ability to exploit fully the value of its technology and its strategic partnerships and alliances, the availability of products from the Company’s contract manufacturer and product component vendors and other risks. These and other risks are detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2003. In addition, while management may elect to update forward-looking statements at some point in the future, management specifically disclaims any obligation to do so, even if its estimates change. Any reference to our website in this press release is not intended to incorporate the contents thereof into this press release or any other public announcement.

# # #

NMS Communications is a trademark of NMS Communications Corporation. All other product or corporate references may be trademarks or registered trademarks of their respective companies.